================================================================================


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                          Date of Report: May 22, 2002
                        (Date of earliest event reported)



                           VERIZON COMMUNICATIONS INC.
             (Exact name of registrant as specified in its charter)


              Delaware                              1-8606                          23-2259884
    (State or other jurisdiction of       (Commission File Number)      (I.R.S. Employer Identification No.)
            incorporation)

   1095 Avenue of the Americas,
   New York, New York                                                                   10036
   (Address of principal executive                                                   (Zip Code)
               offices)

       Registrant's telephone number, including area code: (212) 395-2121


                                 Not applicable
          (Former name or former address, if changed since last report)



================================================================================

Item 9.  Regulation FD Disclosure.

Set forth below are the consolidated financial statements of Cellco Partnership, doing business as Verizon Wireless, as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999. In accordance with Rule 144A(d)(4) promulgated under the Securities Act of 1933 (the "Securities Act"), these financial statements will be provided upon request to holders of an aggregate of $4 billion of notes issued by Cellco Partnership and Verizon Wireless Capital LLC in December 2001 in a transaction that was exempt from registration pursuant to Rule 144A promulgated under the Securities Act. This report is being furnished to satisfy the obligations of Verizon Communications Inc. under Regulation FD and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

                               CELLCO PARTNERSHIP
                            (d/b/a Verizon Wireless)

                        Consolidated Financial Statements
              For the years ended December 31, 1999, 2000 and 2001

                                    Contents
                                    --------

                                                                           Page
                                                                           ----
               Independent Auditors' Reports                                2

               Consolidated Balance Sheets                                  5

               Consolidated Statements of Operations and
                 Comprehensive Income                                       6

               Consolidated Statements of Partners' Capital                 7

               Consolidated Statements of Cash Flows                        8

               Notes to Consolidated Financial Statements                 9-33

                          INDEPENDENT AUDITORS' REPORT

To the Board of Representatives and Partners of Cellco Partnership d/b/a Verizon Wireless

         We have audited the accompanying consolidated balance sheets of Cellco Partnership d/b/a Verizon Wireless (the "Partnership") as of December 31, 2000 and 2001, and the related consolidated statements of operations and comprehensive income, partners' capital, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 8 to the consolidated financial statements, in 2001 the Partnership adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

Deloitte & Touche LLP
New York, New York
March 7, 2002

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners and Board of Directors
of Cellco Partnership

         We have audited the accompanying consolidated statements of operations and comprehensive income, of cash flows and of partners' capital of Cellco Partnership, (formerly known as Bell Atlantic Mobile now doing business as Verizon Wireless) (the "Partnership") for the year ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of GTE Wireless Incorporated and its land-based wireless subsidiaries and affiliates ("GTEW"), a wholly-owned subsidiary of GTE Corporation, which statements reflect total revenues of $3,582 million for the year ended December 31, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for GTEW, is based solely on the report of the other auditors.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Partnership for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

         As described in Note 1, the accompanying financial statements give retroactive effect to the contribution by Verizon Communications of GTEW to the Partnership in a manner similar to the pooling of interests method of accounting under APB 16.

PricewaterhouseCoopers LLP
New York, New York

January 20, 2000, except as
to the as if pooling of interests
with GTEW discussed in Note 1
which is as of August 14, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GTE Wireless Incorporated:

         We have audited the consolidated statements of operations, changes in stockholder's equity, and cash flows of GTE Wireless Incorporated and its land-based wireless subsidiaries (a Delaware corporation) for the year ended December 31, 1999 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above (not presented herein) present fairly, in all material respects, the consolidated results of their operations and their cash flows for the year ended December 31, 1999 of GTE Wireless Incorporated and its land-based wireless subsidiaries in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
Atlanta, Georgia
July 17, 2000

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                           Consolidated Balance Sheets
                                  (in Millions)

AS OF DECEMBER 31,                                                                      2000                  2001
------------------------------------------------------------------------------------------------------------------
ASSETS
       Current assets
           Cash                                                             $             87      $            198
           Accounts receivable, net of allowances of
               $198 and $324 in 2000 and 2001, respectively                            1,349                 1,811
           Unbilled revenue                                                              390                   335
           Other receivables                                                             378                   293
           Inventories, net                                                              604                   615
           Note receivable - affiliate                                                    68                     -
           Prepaid expenses and other current assets                                     110                   425
------------------------------------------------------------------------------------------------------------------
                Total current assets                                                   2,986                 3,677

       Property, plant and equipment, net                                             12,772                15,966
       Deferred cellular licenses, goodwill and other intangibles, net                39,233                39,811
       Investments in unconsolidated entities                                             70                   222
       Deferred charges and other assets, net                                            434                   474
------------------------------------------------------------------------------------------------------------------
                Total assets                                                $         55,495      $         60,150
==================================================================================================================

LIABILITIES AND PARTNERS' CAPITAL
       Current liabilities
           Short-term obligations, including current maturities             $             31      $            458
           Due to affiliates                                                           5,873                 8,359
           Accounts payable and accrued liabilities                                    2,649                 2,584
           Advance billings                                                              363                   475
           Other current liabilities                                                     114                    90
------------------------------------------------------------------------------------------------------------------
                Total current liabilities                                              9,030                11,966

       Long-term debt                                                                  4,657                 4,099
       Due to affiliates                                                               2,431                 2,431
       Deferred tax liabilities, net                                                   2,388                 2,424
       Other non-current liabilities                                                     160                   320
------------------------------------------------------------------------------------------------------------------
                Total liabilities                                                     18,666                21,240

       Minority interests in consolidated entities                                       354                   365
       Partner's capital subject to redemption                                        20,000                20,000

       Commitments and contingencies (see Note 15)

       Partners' capital                                                              16,475                18,545
------------------------------------------------------------------------------------------------------------------
                Total liabilities and partners' capital                     $         55,495      $         60,150
==================================================================================================================

                 See Notes to Consolidated Financial Statements

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                    Consolidated Statements of Operations and
                              Comprehensive Income
                                  (in Millions)

FOR THE YEARS ENDED DECEMBER 31,                                         1999              2000              2001
------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE
     Service revenues                                            $       6,967     $     13,000     $       16,011
     Equipment and other                                                   692            1,222              1,382
------------------------------------------------------------------------------------------------------------------
     Total operating revenue                                             7,659           14,222             17,393
------------------------------------------------------------------------------------------------------------------

OPERATING COSTS AND EXPENSES
     Cost of service (excluding depreciation and
        amortization related to network assets included below)           1,392            2,037              2,171
     Cost of equipment                                                     935            2,023              2,434
     Selling, general and administrative                                 2,851            5,866              7,005
     Depreciation and amortization                                       1,105            2,897              3,709
------------------------------------------------------------------------------------------------------------------
     Total operating costs and expenses                                  6,283           12,823             15,319
------------------------------------------------------------------------------------------------------------------
     Operating income                                                    1,376            1,399              2,074
OTHER INCOME (EXPENSES)
     Interest expense, net                                                (164)            (507)              (642)
     Minority interests                                                    (76)            (136)               (60)
     Equity in (loss) income of unconsolidated entities                     (2)              57                  6
     Other, net                                                              4              864                (12)
------------------------------------------------------------------------------------------------------------------
     Income before provision for income taxes and cumulative
       effect of a change in accounting principle                        1,138            1,677              1,366
     Provision for income taxes                                           (206)            (149)               (62)
------------------------------------------------------------------------------------------------------------------
     Income before cumulative effect of a change in accounting
       principle                                                           932            1,528              1,304
     Cumulative effect of a change in accounting principle                   -                -                 (4)
------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 932            1,528              1,300
------------------------------------------------------------------------------------------------------------------

OTHER COMPREHENSIVE INCOME (LOSS)
     Unrealized loss on derivative financial instruments                     -                -                 (2)
------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                             $         932     $      1,528     $        1,298
==================================================================================================================

                 See Notes to Consolidated Financial Statements

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                  Consolidated Statements of Partners' Capital
                                  (in Millions)

----------------------------------------------------------------------------------------
Partners' capital at January 1, 1999                                            $  6,126

Net income                                                                           932
Contributions from partners, net                                                     267
Other adjustments                                                                     15
----------------------------------------------------------------------------------------
Partners' capital at December 31, 1999                                             7,340

Net income                                                                         1,528
Partnership interests issued in connection with Vodafone acquisition               8,000
Distribution to partners, net                                                       (393)
----------------------------------------------------------------------------------------
Partners' capital at December 31, 2000                                            16,475

Net income                                                                         1,300
Contributions from partners, net                                                     772
Accumulated other comprehensive loss                                                  (2)
----------------------------------------------------------------------------------------
Partners' capital at December 31, 2001                                          $ 18,545
========================================================================================

                 See Notes to Consolidated Financial Statements

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                      Consolidated Statements of Cash Flows
                                  (in Millions)

FOR THE YEARS ENDED DECEMBER 31,                                            1999       2000       2001
-------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                $   932    $ 1,528    $ 1,300
Add: Cumulative effect of a change in accounting principle                      -          -          4
                                                                          -------    -------    -------
Income before cumulative effect of a change in accounting principle           932      1,528      1,304

Adjustments to reconcile income before cumulative effect of a change in accounting principle to net cash provided by operating activities:
      Depreciation and amortization                                         1,105      2,897      3,709
      Provision for losses on accounts receivable, net of recoveries          157        470        649
      Provision for deferred income taxes                                      81        (61)       (49)
      Equity in loss (income) of unconsolidated entities                        2        (57)        (6)
      Minority interests                                                       76        136         60
      Net loss on disposal of property, plant and equipment                     8         11          9
      Net loss (gain) on sale of other assets                                   5       (850)         -
      Mark-to-market adjustment - financial instruments                         -          -          4
      Changes in certain assets and liabilities (net of the effects of purchased and disposed businesses):
         Unbilled revenue and receivables, net                               (264)      (791)      (978)
         Inventories, net                                                     (62)      (251)       (19)
         Prepaid expenses and other current assets                            (38)         1       (207)
         Deferred charges and other assets                                      -         71        (23)
         Accounts payable and accrued liabilities                             115        173        (61)
         Other current liabilities                                            (21)        38         86
         Other operating activities, net                                       71        (39)         3
-------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                   2,167      3,276      4,481
-------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                       (1,537)    (4,908)    (5,006)
Proceeds from sale of property, plant and equipment                             4         21          -
Acquisitions of businesses and licenses, net of cash acquired              (3,767)    (1,620)      (626)
Cellular licenses deposit and payment                                           -       (131)    (1,691)
Investments in and contributions to unconsolidated entities                    (9)       (46)         -
Distributions from unconsolidated entities                                     89         65          9
Purchase of minority interests                                                 (8)      (209)         -
Proceeds from sale of other assets                                             13      1,298          3
Other investing activities, net                                               (31)         -          -
-------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                      (5,246)    (5,530)    (7,311)
-------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from affiliates                                                2,603      2,022      3,773
Net change in short-term obligations                                           35        (33)       (34)
Issuance of long-term debt                                                    352        784      4,592
Repayment of long-term debt                                                    (7)       (43)    (4,679)
Issuance of notes receivable - affiliate                                        -        (68)         -
Contributions from partners                                                   764          -          -
Distribution to partners                                                     (601)      (223)      (691)
Contributions from minority investors                                           -         86          1
Distribution to minority investors                                            (52)      (235)       (21)
Other financing activities, net                                                 -         (3)         -
-------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                   3,094      2,287      2,941
-------------------------------------------------------------------------------------------------------
Increase in cash                                                               15         33        111
Cash, beginning of year                                                        39         54         87
-------------------------------------------------------------------------------------------------------
Cash, end of year                                                         $    54    $    87    $   198
=======================================================================================================

                 See Notes to Consolidated Financial Statements

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

1.   Formation of Verizon Wireless and Description of the Business

   Formation of Verizon Wireless

  Cellco Partnership ("Cellco" or the "Partnership"), formerly doing business as Bell Atlantic Mobile ("BAM"), was a general partnership formed by Bell Atlantic Corporation ("Bell Atlantic") and the former NYNEX Corporation ("NYNEX") which began conducting business operations on July 1, 1995. On August 14, 1997, Bell Atlantic and NYNEX merged into one company, Bell Atlantic. Subsequent to the merger, Bell Atlantic held an indirect aggregate ownership interest of 100% in Cellco.

  On April 3, 2000, Bell Atlantic and Vodafone Group Plc ("Vodafone") consummated their previously announced agreement to combine their U.S. wireless operations. In accordance with the terms of the U.S. Wireless Alliance Agreement (the "Alliance Agreement") dated September 21, 1999 between the two companies, Vodafone contributed its U.S. wireless operations (the "AirTouch Properties"), its 50% ownership interest in PrimeCo Personal Communications L.P. ("PrimeCo") and approximately $4,000 of debt to the Partnership, in exchange for a 65.1% interest in the Partnership. Bell Atlantic also contributed its 50% ownership interest in PrimeCo, and retained a 34.9% interest. Bell Atlantic maintained control of the Partnership. As of April 3, 2000, the Partnership began conducting business as Verizon Wireless.

  On June 30, 2000, Bell Atlantic and GTE Corporation ("GTE Corp.") completed a merger of equals under a definitive merger agreement entered into on July 27, 1998 (the "Merger"). On June 30, 2000, the newly merged entity changed its name to Verizon Communications, Inc. ("Verizon Communications"). Under the Alliance Agreement, Verizon Communications contributed certain GTE Corp. wireless net assets and operations ("GTE Wireless" or "GTEW") increasing its partnership interest to 55% and decreasing Vodafone's partnership interest to 45%.

  The Merger qualified as a tax-free reorganization and has been accounted for as a pooling-of-interests business combination. Under this method of accounting, Cellco and GTEW are treated as if they had always been combined for accounting and financial reporting purposes in a manner similar to a pooling-of-interests and therefore all prior period consolidated financial statements of Cellco have been restated to reflect these operations (see Note 3). The Partnership began consolidating the financial statements of PrimeCo on April 3, 2000. All previous periods have been restated to include the historical results of PrimeCo on the equity method.

     Description of the Business

  Under the Verizon Wireless brand name, the Partnership provides wireless voice and data services and related equipment to consumers and business customers in its markets. Major markets operating under the Verizon Wireless brand include major metropolitan and rural areas throughout the United States.

2.   Summary of Significant Accounting Policies

  Consolidated Financial Statements and Basis of Presentation

  The consolidated financial statements of Verizon Wireless include the accounts of its majority-owned subsidiaries and the partnerships in which Verizon Wireless has a controlling interest. Investments in businesses and partnerships in which the Partnership does not have control, but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method (see Note 5). All significant intercompany accounts and transactions between these entities have been eliminated.

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, unbilled revenue, fair values of financial instruments, depreciation and amortization, accrued expenses, inventory reserves, equity in income (loss) of unconsolidated entities, allocation of purchase prices and determination of useful lives in connection with business combinations.

   Revenue Recognition

   The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advance billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. Customer activation fees, along with the related costs up to but not exceeding the activation fees, are deferred and amortized over the customer relationship period. Equipment sales revenue associated with the sale of wireless handsets and accessories is recognized when the products are delivered to and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. The Partnership's revenue recognition policies are in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements."

   Selling, General and Administrative Expenses

   Selling, general and administrative expense includes, among other items, all site rentals, including tower rentals and all salaries.

   The Partnership expenses advertising costs when the advertising occurs. Total advertising expense amounted to $249, $772 and $719 for the years ended December 31, 1999, 2000, and 2001, respectively.

   Inventory

   Inventory consists primarily of cellular and pager equipment held for sale. Equipment held for sale is carried at the lower of cost (determined using a first-in, first-out method) or market.

   Capitalized Software

   Capitalized software consists primarily of direct costs incurred for professional services provided by third parties and compensation costs of employees which relate to software developed for internal use either during the application stage or for upgrades and enhancements that increase functionality. Costs are capitalized and are being amortized on a straight-line basis over their estimated useful lives of three to five years. Costs incurred in the preliminary project stage of development and maintenance are expensed in periods when they are incurred.

   Capitalized software of $176 and $291 and related accumulated amortization of $69 and $135 as of December 31, 2000 and 2001, respectively, have been included in deferred charges and other assets, net in the consolidated balance sheets.

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

   Property, Plant and Equipment

   Property, plant and equipment primarily represents costs incurred to construct and enhance Mobile Telephone Switching Offices (MTSOs) and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.

   Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the statement of operations and comprehensive income.

   Interest expense and network engineering costs incurred during the construction phase of the Partnership's network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction in progress until the projects are completed and placed into service.

   Deferred Cellular Licenses, Goodwill and Other Intangibles

   When the Partnership acquires interests in cellular or Personal Communications Service ("PCS") systems, the purchase price is allocated to the value of the tangible and identified intangible assets with the remainder attributed to goodwill which has on a historical basis principally represented a synergy value for the nationwide footprint. The most significant identified intangibles are deferred cellular licenses, goodwill, and customer lists. The Partnership's deferred cellular license balance also includes the costs incurred to acquire licenses directly from the Federal Communications Commission ("FCC"). The value attributed to deferred cellular licenses is capitalized and amortized on a straight-line basis over a period of forty years since the licenses are renewable in perpetuity, and therefore, have an indefinite life. Customer lists are being amortized principally on accelerated methods over their estimated useful life.

   Goodwill is being amortized on a straight-line basis over periods of 25 to 40 years. However, in accordance with recently issued accounting pronouncements, goodwill and deferred cellular licenses, an indefinite life intangible asset, arising from acquisitions after June 30, 2001 were not amortized.

   The Partnership also capitalizes microwave relocation costs and the cost of engineering plans, demographic and traffic patterns studies, and legal costs incurred in connection with the preparation, filing, settlement, and resolution of applications with the FCC for permits to construct cellular telephone systems. These costs are included in the Partnership's deferred cellular license balance.

   Purchased licenses, as well as the licenses that are acquired in purchase business combinations, are issued by the FCC for terms of up to ten years. Historically, the FCC has granted license renewals routinely, provided the company has complied with specific standards related to these licenses adopted by the FCC. The licenses held by the Partnership and its subsidiaries and equity method investees expire at various dates. The Partnership believes that it will be able to meet all requirements necessary to secure renewal of its licenses indefinitely.

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

   Valuation of Assets

   Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the undiscounted expected future cash flows are compared to the carrying amount of the asset. If the comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Partnership's weighted average cost of capital.

   Financial Instruments

   The Partnership uses various financial instruments, including foreign exchange-forward contracts and interest rate swap agreements, to manage risk to the Partnership by generating cash flows that offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. The Partnership's derivative financial instruments are for purposes other than trading (see Note 8).

   Income Taxes

   The Partnership is not a taxable entity for federal income tax purposes. Any federal taxable income or loss is included in the respective partners' consolidated federal return. Certain states, however, impose taxes at the partnership level and such taxes are the responsibility of the Partnership and are included in the Partnership's tax provision. The consolidated financial statements also include provisions for federal and state income taxes, prepared on a stand-alone basis, for all corporate entities within the Partnership. Deferred income taxes are recorded using enacted tax law and rates for the years in which the taxes are expected to be paid or refunds received. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

   Through June 30, 2000, GTEW's financial results included a tax provision, as its assets were ultimately owned by corporate entities. In connection with the contribution of GTEW's net assets to the Partnership, Verizon Communications assumed certain income tax liabilities that existed as of June 30, 2000.

   Employee Benefit Plans

   Pension and postretirement health care, dental and life insurance benefits earned during the year, as well as interest on projected benefit obligations, are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits.

   Concentrations

   To the extent the Partnership's customer receivables become delinquent, collection activities commence. No single customer is large enough to present a significant financial risk to the Partnership. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.

   The Partnership relies on local and long-distance telephone companies, some of whom are related parties (see Note 13), and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

   Although the Partnership attempts to maintain multiple vendors for each required product, its network assets, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Partnership's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

   Comprehensive Income

   Comprehensive income consists of net income and other gains and losses affecting partners' investment that, under generally accepted accounting principles, are excluded from net income. Other comprehensive income is comprised of net unrealized gains (losses) on derivative financial instruments (see Note 8).

   Segments

   The Partnership has one reportable business segment and operates domestically only. The Partnership's products and services are materially comprised of wireless telecommunications services.

   Reclassifications

   Certain reclassifications have been made to the 1999 and 2000 consolidated financial statements to conform to the current year presentation.

   Recently Issued Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets."

   SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. Effective July 1, 2001, the Partnership adopted SFAS No. 141.

   SFAS No. 142 requires that goodwill and indefinite-lived intangible assets will no longer be amortized. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Intangible assets that have finite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Partnership is required to adopt SFAS No. 142 effective January 1, 2002. Upon adoption of SFAS No. 142, assembled workforce, included in other intangible assets, will no longer be recognized separately from deferred cellular licenses and goodwill. In addition, deferred cellular licenses, an indefinite life asset, and goodwill will no longer be amortized. The Partnership has estimated the impact of no longer amortizing deferred cellular licenses and goodwill under the new rules of SFAS No. 142 to be approximately $1,100 on an annual basis.

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. The Partnership is

                               CELLCO PARTNERSHIP
                            (d/b/a Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

required to adopt the standard effective January 1, 2003 with early adoption allowed. The Partnership is currently evaluating its long-lived assets retirement obligations in relation to the provisions of SFAS No. 143 to determine the impact, if any, on its future results of operations or financial position.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard re-addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It concludes that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The Partnership is required to adopt the standard effective January 1, 2002 with early adoption allowed. The Partnership does not expect the impact of the adoption of SFAS No. 144 to have a material effect on its results of operations or financial position.

3.   Business Combinations and Other Transactions

   Vodafone and PrimeCo

   On April 3, 2000, Bell Atlantic and Vodafone consummated their previously announced agreement to combine their U.S. wireless operations. In accordance with the terms of the Alliance Agreement dated September 21, 1999 between the two companies, Vodafone contributed its AirTouch properties, its 50% ownership interest in PrimeCo and approximately $4,000 of debt to the Partnership, in exchange for a 65.1% interest in the Partnership, and Bell Atlantic retained a 34.9% interest. Bell Atlantic maintained control of the Partnership. The Partnership accounted for the transaction in accordance with the purchase method of accounting. Upon completion of the Merger (see Note 1) and the contribution of GTEW to the Partnership, effective June 30, 2000, Bell Atlantic increased its partnership interest to 55% and Vodafone's partnership interest decreased to 45%.

   Consideration of $33,910 was allocated as follows based upon an assessment of tangible and intangible assets acquired:

    Cellular licenses                                    $       21,354
    Customer list                                                 2,825
    Assembled workforce                                             246
    Goodwill                                                      6,418
    Net tangible assets acquired                                  3,067
                                                         --------------
           Total                                         $       33,910
                                                         ==============

   Under the terms of the Alliance Agreement between Bell Atlantic and Vodafone, Vodafone has the right to require the Partnership to purchase up to $20,000 of Vodafone's interest in the Partnership with up to $10,000 being redeemed in July 2003 or 2004 and the remainder in July 2005, 2006 or 2007. Accordingly, $20,000 of capital has been classified as redeemable on the accompanying consolidated balance sheets.

   ALLTEL Overlap Transaction

   Based on regulations of the FCC governing wireless communications and the U.S. Department of Justice consent order dated December 6, 1999, certain properties of the Partnership, AirTouch and GTEW were required to be divested in order to eliminate overlapping operations. To effect these divestitures, some properties were exchanged via swaps with other wireless carriers. Accordingly, on January 31, 2000, the Partnership and GTEW, separately, signed agreements with ALLTEL Communications ("ALLTEL") to exchange wireless interests in two stages ("Stage I" and "Stage II"). On April 1, 2000, the Partnership executed the Stage I transaction whereby it exchanged its interest in the southwest part of the United States (also known as "Southwestco Wireless") for ALLTEL's interest in eight markets. The Partnership recorded a gain on the sale of Southwestco Wireless of approximately $848, which was included in other, net in the consolidated statements of operations. On June 29, 2000, GTEW executed the Stage II

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

transaction whereby it obtained 17 of ALLTEL's wholly owned markets and eight of its majority owned markets in exchange for GTEW's interest in certain markets. No gain or loss was recorded by the Partnership in the Stage II transaction as the markets to be divested were transferred from GTEW to GTE Corp. before the transaction was executed. The results of operations of the divested GTEW properties were included in the Partnership's consolidated results of operations through June 29, 2000.

   The Partnership recorded the acquisition of the Stage I and Stage II ALLTEL properties under the purchase method of accounting. The allocation of the purchase price was finalized in the second quarter of 2001. The consideration paid of approximately $2,441 was allocated as follows:

       Cellular licenses                           $          1,739
       Customer list                                            178
       Goodwill                                                  75
       Net tangible assets acquired                             449
                                                   ----------------
               Total                               $          2,441
                                                   ================

   The following selected unaudited pro forma information is being provided to present a summary of the combined results of the Partnership as if the AirTouch Properties and ALLTEL acquisitions had occurred as of January 1, 1999 and 2000, giving effect to purchase accounting adjustments. The unaudited pro forma data is for informational purposes only and may not necessarily reflect the results of operations of the Partnership had the acquired business operated as part of the Partnership for the twelve months ended December 31, 1999 and 2000, nor is the unaudited pro forma data indicative of the results of future consolidated operations.

                                                         Years Ended December 31,
                              ---------------------------------------------------------------------------------
                                            1999                                        2000
                              -----------------------------------      ----------------------------------------
                                Historical           Pro Forma           Historical                Pro Forma
                              --------------      ---------------      --------------           ---------------
                                                     (unaudited)                                   (unaudited)
Total operating revenues      $        7,659      $        14,352      $       14,222           $        15,392
Net income                    $          932      $           662      $        1,528  (a)      $           749

____________
(a) Includes a non-recurring gain of $848 related to the disposition of Southwestco Wireless.

   Ameritech

   On April 5, 1999, GTE Corp. announced, along with Georgetown Partners, a private investment firm, that it had agreed to purchase interests from Ameritech Corporation ("Ameritech") in the Chicago, St. Louis and Central Illinois cellular properties (the "Ameritech Properties") for $3,270. On October 8, 1999, GTE Corp. completed its acquisition of these operations for $3,239, after purchase price adjustments.

   The Partnership's 1999 consolidated financial statements included three months of operations of the Ameritech Properties. On a pro forma basis, the 1999 operating revenues were $8,312 and net income was $989. The unaudited pro forma information is being provided to present the consolidated results of the Partnership as if the acquisition had occurred as of January 1, 1999, giving effect to purchase accounting adjustments. The unaudited pro forma data is for informational purposes only and may not necessarily reflect the results of operations of the Partnership had the acquired business operated as part of the Partnership for the year ended December 31, 1999, nor is the unaudited pro forma data indicative of the results of future consolidated operations.

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

   GTE Wireless

   As described in Note 1, all prior period consolidated financial statements presented have been restated to include the consolidated results of operations, financial position and cash flows of GTEW as though it had always been a part of the Partnership.

   The operating revenues and net income previously reported by the separate entities and the combined amounts in the accompanying consolidated statements of operations were as follows:


                                                    Year Ended           Six Months Ended
                                                   December 31,               June 30,
                                               --------------------     -------------------
                                                       1999                    2000
                                               --------------------     -------------------
Operating Revenues:                                                         (unaudited)
   Cellco                                      $              4,140     $             4,057
   GTEW                                                       3,582                   2,115
   Conforming Adjustments                                       (63)                    (73)
                                               --------------------     -------------------
      Combined                                 $              7,659     $             6,099
                                               ====================     ===================

Net Income:
   Cellco                                      $                653     $               976
   GTEW                                                         280                      92
   Conforming Adjustments                                        (1)                      1
                                               --------------------     -------------------
      Combined                                 $                932     $             1,069
                                               ====================     ===================

The significant conforming adjustments related to:

   .  Elimination of inter-company transactions
   . Conforming accounting policies to expense customer acquisition costs as incurred.

   Other Acquisitions

   In addition to the business combinations and dispositions outlined above, during the years ended December 31, 1999, 2000 and 2001, the Partnership purchased partnership interests and licenses for a total consideration of approximately $1,300, $1,000 and $835, respectively. All of the acquisitions of businesses included in these amounts were accounted for under the purchase method of accounting with results of operations included in the consolidated statements of operations from the date of acquisition. Had the acquisitions of businesses been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Partnership's consolidated results of operations for each of the years presented.

   Tower Transactions

   In accordance with the Alliance Agreement, any tower financing transactions accounted for by Verizon Communications as a financing were not contributed to the Partnership. The tower financings associated with BAM and GTEW resulted from the Partnership's continuing involvement in joint ventures ("JVs") with Crown Castle International Corporation ("Crown"), which were established through the contribution of communications towers in exchange for cash and equity interests in the JVs. The Partnership leases back a portion of the towers pursuant to lease agreements. The Partnership paid $58 and $76 to Crown related to payments under operating leases for the years ended December 31, 2000 and 2001, respectively.

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

   Prior to the acquisition of the AirTouch Properties, Vodafone entered into agreements ("Sublease Agreements") to sublease all of its unused space on up to approximately 2,500 of its communications towers to American Tower Corporation ("ATC") and SpectraSite Holdings, Inc. ("Spectrasite") in exchange for $955. Vodafone also entered into exclusive three-year build-to-suit agreements with ATC and Spectrasite to produce new communications towers in strategic locations. The build-to-suit agreements were assumed by the Partnership upon the closing of the AirTouch Properties acquisition. Several of these transactions closed in phases throughout 2001. As of December 31, 2001, approximately 2,200 towers have been subleased, at the monthly rate of approximately two thousand dollars per tower. Management believes that the remaining 300 towers will not be subleased. In accordance with the Alliance Agreement all proceeds from the subleases were retained by or remitted to Vodafone. The Sublease Agreements require monthly maintenance fees for the existing physical space used by the Partnership's cellular equipment. The terms of the Sublease Agreements differ for leased communication towers versus those owned by the Partnership and range from 20 to 99 years. The Partnership paid $26 and $41 to ATC and Spectrasite pursuant to the Sublease Agreements for the years ended December 31, 2000 and 2001, respectively.

4.   Supplementary Financial Information

   Supplementary Balance Sheet Information:

                                                                                  December 31,
                                                                       ------------------------------------
                                                                            2000                 2001
                                                                       ----------------     ---------------
    Property, Plant and Equipment, Net:
    Land and improvements                                              $            90      $           68
    Buildings (10-40 yrs.)                                                       2,171               2,962
    Cellular plant equipment (3-15 yrs.) (a)                                    15,969              19,647
    Rental equipment (2-3 yrs.)                                                    187                 196
    Furniture, fixtures and equipment (2-7 yrs.)                                 2,220               2,632
    Leasehold improvements (5-10 yrs.)                                             677                 737
                                                                       ---------------      ---------------
                                                                                21,314              26,242
    Less:  accumulated depreciation                                              8,542              10,276
                                                                       ---------------      ---------------
    Property, plant and equipment, net (b)                             $        12,772      $       15,966
                                                                       ===============      ===============

     ____________
     (a) Construction-in-progress included in certain of the classifications shown in property, plant and equipment, principally cellular plant equipment, amounted to $1,747 and $1,065 at December 31, 2000 and 2001, respectively.
     (b) Capitalized interest costs of $81 and $84 and capitalized network engineering costs of $122 and $211 were recorded during the years ended December 31, 2000 and 2001, respectively.

                                                                                  December 31,
                                                                       -----------------------------------
                                                                            2000                2001
                                                                       ---------------      --------------
    Deferred Cellular Licenses, Goodwill and Other Intangibles, Net:
    Deferred cellular licenses (40 yrs.) (c) (d)                       $        29,842      $       32,185
    Goodwill (25-40 yrs.)                                                        7,877               7,958
    Customer lists (2-10 yrs.)                                                   3,437               3,349
    Other intangible assets (7 yrs.)                                               288                 245
                                                                       ---------------      --------------
                                                                                41,444              43,737
    Less: accumulated amortization                                               2,211               3,926
                                                                       ---------------      --------------
    Deferred cellular licenses, goodwill and other intangibles, net    $        39,233      $       39,811
                                                                       ===============      ==============

     _____________
     (c) Capitalized interest costs of $25 were included in deferred cellular licenses for the year ended December 31, 2001.
     (d) The balance at December 31, 2001 includes a $1,740 deposit paid to the FCC related to NextWave licenses originally awarded at the 2001 FCC auction (see Note 15).

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                              (Dollars in Millons)

                                                                                      December 31,
                                                                           ------------------------------------
                                                                                2000                 2001
                                                                           ----------------     ---------------
    Accounts Payable and Accrued Liabilities:
    Accounts payable                                                       $         2,130      $        1,939
    Accrued liabilities                                                                519                 645
                                                                           ----------------     ---------------
    Accounts payable and accrued liabilities                               $         2,649      $        2,584
                                                                           ================     ===============


Supplementary Statements of Operations Information:

                                                                      For the years ended December 31,
                                                             ---------------------------------------------------
                                                                 1999               2000              2001
                                                             --------------    ---------------    --------------
    Depreciation and Amortization:
    Depreciation of property, plant and equipment            $         958      $       1,400     $       1,939
    Amortization of deferred cellular licenses, goodwill
         and other intangibles, net                                    147              1,497             1,770
                                                             --------------    ---------------    --------------
    Total depreciation and amortization                      $       1,105      $       2,897     $       3,709
                                                             ==============    ===============    ==============

    Interest Expense, Net:
    Interest expense                                         $        (197)     $        (674)    $        (764)
    Interest income                                                      7                 86                13
    Capitalized interest                                                26                 81               109
                                                             --------------    ---------------    --------------
    Interest expense, net                                    $        (164)     $        (507)    $        (642)
                                                             ==============    ===============    ==============


Supplementary Cash Flows Information:

                                                                               For the years ended December 31,
                                                                        -----------------------------------------------
                                                                           1999              2000             2001
                                                                        ------------     -------------    -------------
    Cash paid for income taxes, net of refunds                          $       148      $        266     $        160
    Interest paid, net of amounts capitalized                                   135               536              634
    Supplemental investing and financing non-cash
         transactions:
           Net assets transferred to affiliate                                  (21)             (170)             (25)
           Equity investment in entity under common control                     125                 -                -
           Equity contribution and conversion of affiliate payable                -                 -            1,488
                                                                        ------------     -------------    -------------

           Business combinations and other acquisitions:
               Cash Paid                                                $     3,767      $      1,620     $        626
               Debt assumed                                                     110             4,387                -
               Partnership interest exchanged                                     -            28,251                -
               Net liabilities assumed                                          282             3,168              209
                                                                        ------------     -------------    -------------
                    Fair value of assets acquired                       $     4,159      $     37,426     $        835
                                                                        ============     =============    =============

                               CELLCO PARTNERSHIP
                            (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                              (Dollars in Millons)

5.   Investments in Unconsolidated Entities

    The Partnership owns non-controlling interests in the following unconsolidated entities, which are accounted for using the equity method of accounting. The assets, liabilities and the results of operations of the unconsolidated entities, in the aggregate, are immaterial to the Partnership's consolidated financial position and results of operations.

                                                                                  Partnership's
                                                                                Ownership Interest
                                                                                   December 31,
                                                                           -----------------------------
    Investee                                                                    2000             2001
    --------                                                               ------------       ----------
    Bristol Bay Cellular Partnership                                            50.00%           50.00%
    Railfone - Amtrak Venture                                                   50.00%           50.00%
    Iowa RSA No. 2 Limited Partnership                                          49.50%           49.50%
    Badlands Cellular of North Dakota Limited Partnership                       49.00%           49.00%
    San Isabel Cellular of Colorado Limited Partnership                         49.00%           49.00%
    Northstar Paging/Holding LTD                                                48.45%           48.45%
    Iowa 8 - Monona Limited Partnership                                         44.92%           44.92%
    GTE Mobilenet of Indiana RSA #6 Limited Partnership                         43.75%           43.75%
    New York RSA 2 Cellular Partnership                                         42.86%           42.86%
    St. Lawrence Seaway RSA Cellular Partnership                                40.00%           40.00%
    Illinois Valley Cellular RSA 2-I Partnership                                40.00%           40.00%
    Indiana RSA #1 Limited Partnership                                          40.00%           40.00%
    Illinois Valley Cellular RSA 2-III General Partnership                      40.00%           40.00%
    Mohave Cellular Limited Partnership                                         33.33%           33.33%
    GTE Mobilenet of Texas RSA #17 Limited Partnership                          31.92%           31.92%
    California RSA No. 3 Limited Partnership                                    27.72%           27.72%
    Cal-One Cellular Limited Partnership                                        22.48%           22.48%
    Missouri RSA 9B1 Limited Partnership                                        14.70%           14.70%
    Jacksonville MSA Limited Partnership                                        14.24%           14.24%
    RSA 7 Limited Partnership                                                   14.14%           14.14%
    New Mexico RSA 6-II Partnership                                             12.50%              (a)
    RSA 1 Limited Partnership                                                    9.14%            9.14%
    Virginia RSA 2 Limited Partnership                                           4.99%            4.99%
    Wisconsin RSA #8 Limited Partnership                                         2.00%            2.00%
    Virginia 10 RSA Limited Partnership                                          1.00%            1.00%

     ___________

     (a) This investment was sold in 2001. The Partnership received proceeds of $3 and recognized a gain of $2.

    The Partnership utilizes the equity method of accounting for certain partnerships where it owns less than 20% as it maintains the ability to exercise significant influence over operating and financial policies.

                               CELLCO PARTNERSHIP
                            (d/b/a Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)
6.       Debt

                                                                              December 31,
                                                                ----------------------------------------
                                                                       2000                   2001
                                                                ----------------        ----------------
    Short-term debt consists of the following:
        Credit facility and term loan                           $              -      $             410
        Capital lease obligations                                             31                     38
        Other                                                                  -                     10
                                                                ----------------      ------------------
                                                                              31                    458
                                                                ----------------      ------------------
    Long-term debt consists of the following:
        Revolving credit facility and term loan                            4,507                      -
        Fixed rate notes, net of discount                                      -                  2,488
        Floating rate notes                                                    -                  1,500
        Capital lease obligations (see Note 12)                              137                    106
        Other                                                                 13                      5
                                                                ----------------      ------------------
                                                                           4,657                  4,099
                                                                ----------------      ------------------
             Total debt                                         $          4,688      $           4,557
                                                                ================      ==================


    Credit Facility and Term Loan

    At December 31, 2001, borrowings under the credit facility amounted to $410 and are comprised of a $24 credit facility and a $386 term loan. The $24 credit facility matures in April 2, 2002 and bears interest (at the Partnership's option) at a rate equal to i) LIBOR plus 0.32%, ii) the prime rate or iii) a competitive bid option (2.2% at December 31, 2001). Borrowings under the $386 term loan bear interest at a rate equal to LIBOR plus 0.32% (2.2% at December 31, 2001). The Partnership must repay borrowings under the term loan in June 2002. Facility fees are 0.06% of the total commitment calculated and payable monthly. The credit facility contains customary events of default and customary covenants, including a requirement to maintain a certain leverage ratio. The Partnership was in compliance with all covenants at December 31, 2001.

    Fixed and Floating Rate Notes

    On December 17, 2001, the Partnership and Verizon Wireless Capital LLC, a wholly owned subsidiary of the Partnership, co-issued a private placement of $4,000 in unsecured and unsubordinated notes (the "notes"). Verizon Wireless Capital LLC, a Delaware limited liability company, was formed for the sole purpose of facilitating the offering of the notes and additional debt securities of the Partnership. Other than acting as co-issuer of the Partnership indebtedness, Verizon Wireless Capital LLC has no material assets, operations or revenues. The Partnership is joint and severally liable with Verizon Wireless Capital LLC on the notes. The notes include $1,500 of floating rate notes maturing in December 2003 and $2,500, net of a $12 discount, of fixed rate notes maturing in December 2006. These notes are non-recourse against any existing or future partners of the Partnership. Interest on the floating rate notes is payable quarterly in arrears at a rate equal to LIBOR plus 0.4%, except that the interest rate in effect from December 17, 2001 to and including March 17, 2002 is 2.27%. The fixed rate notes bear interest at a rate of 5.375% due semi-annually on each June 15 and December 15. Capitalized debt issuance costs, included in deferred charges and other assets, net in the 2001 consolidated balance sheet, amounted to $13 and will be amortized to the consolidated statements of operations and comprehensive income on the straight-line method.

    The Partnership may not redeem the floating rate notes at any time prior to maturity; however, the fixed rate notes can be redeemed at any time at a purchase price equal to 100% of the principal amount plus the following: i) accrued interest, ii) unpaid interest on the principal amount being redeemed to the redemption date, and iii) an additional premium. The notes contain customary events of default and customary non-financial covenants. The Partnership was in compliance with all covenants at December 31, 2001.

                               CELLCO PARTNERSHIP
                            (d/b/a Verizon Wireless)

                   Notes to Consolidated Financial Statements
                              (Dollars in Millions)

    Concurrent with the issuance of the notes, the Partnership committed to file a registration statement to exchange the privately placed notes for a new issue of notes registered under the Securities Act of 1933 within 230 days after the original offering was completed. Furthermore, the Partnership has committed to cause the registration statement to be declared effective prior to 300 days after the private offering closed. The Partnership may be required to provide a registration statement to affect resales of the notes. Failure to satisfy existing obligations relating to the registration may require additional interest to be paid to note holders.

    After deducting the initial discount relating to the fixed rate notes, the net cash proceeds from the private placement amounted to $3,988. These proceeds were used to reduce outstanding amounts of the Partnership's credit facility.

7.      Due from/to Affiliates

                                                                             December 31,
                                                               -----------------------------------------
                                                                      2000                   2001
                                                               -----------------       -----------------
    Short-term portion consists of the following:
        Note receivable from affiliate                         $             68        $              -
                                                               =================       =================

        Payable to (receivable from) affiliates                $          1,572        $            (23)
        Demand notes due to affiliate                                     4,301                   8,382
                                                               -----------------       -----------------
                                                                          5,873                   8,359

    Long-term portion consists of the following:
        Term notes payable to affiliate                                   2,431                   2,431
                                                               -----------------       -----------------
             Total due to affiliates                           $          8,304        $         10,790
                                                               =================       =================

    Payable to (Receivable from) Affiliates

    The Partnership has agreements with certain Verizon Communications' subsidiaries and affiliates for the provision of services in the normal course of business, including but not limited to direct and office telecommunication and general and administrative services. Included in the payable to affiliate at December 31, 2000 was approximately $1,300 due to Verizon Communications for the acquisition of Ohio 5 and other ALLTEL Stage II properties. In the first quarter of 2001, a $203 payable to Verizon Communications was added for the acquisition of Illinois 8 and 9 properties. In connection with the sale of overlapping properties by Verizon Communications, non-cash proceeds were generated and were fully utilized for the purchase of these properties. In accordance with the U.S. Wireless Alliance Agreement with Vodafone, in the first quarter of 2001, the Partnership recorded an equity contribution from Verizon Communications, relieving the affiliate payable (see Note 4).

    Demand Notes Due to Affiliate

    The Partnership has an agreement with Verizon Communications' wholly-owned financing affiliate, Verizon Global Funding ("VGF") under which it could borrow, regularly on an uncommitted basis, up to an agreed upon amount for working capital and other general partnership purposes. Amounts payable to VGF are offset on a daily basis by cash available in the Partnership's cash accounts. At December 31, 2001, the maximum amount available from VGF was $20,700. Under the terms of the agreement, all indebtedness is payable to VGF on demand.

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

    Demand note borrowings from VGF will fluctuate based upon the Partnership's working capital and other funding requirements. Interest on the demand note borrowings is generally based on a blended interest rate calculated by VGF using fixed rates and variable rates applicable to borrowings by VGF to fund the partnership and other entities affiliated with Verizon Communications. For the years ended December 31, 2000 and 2001, the weighted-average interest rate for all demand note borrowings from VGF was 6.7% and 4.6%, respectively.

    Term Notes Payable to Affiliate

    Term note borrowings from Verizon Communications' subsidiaries and affiliates amounted to $2,431 at December 31, 2000 and 2001 and are due in 2009. The Partnership must make quarterly prepayments to the extent that its former Ameritech markets generate excess cash flow, as defined in the term notes. Management does not anticipate such excess cash flow within fiscal 2002; hence the entire amount is classified as long term. Interest on the term note borrowings ranged from 6.32% to 6.83% and 4.61% to 5.96% in 2000 and 2001, respectively. The term notes contain limited, customary non-financial covenants and events of default. The Partnership was in compliance with all covenants and restrictions at December 31, 2001.

8.    Financial Instruments

    Fair Value

    The carrying amounts and fair values of the Partnership's financial instruments as of December 31 consists of the following:


                                                                        December 31,
                                            ---------------------------------------------------------------------
                                                          2000                                2001
                                            ----------------------------------   --------------------------------
                                               Carrying            Fair             Carrying           Fair
                                                Value              Value             Value             Value
                                            ---------------   ----------------   ---------------   --------------
  Credit facility and term loan             $        4,507    $        4,507     $          410    $         410
  Fixed rate notes                          $            -    $            -     $        2,488    $       2,488
  Floating rate notes                       $            -    $            -     $        1,500    $       1,500
  Foreign exchange-forward contracts        $            -    $           22     $           48    $          48
  Partner's capital subject to redemption   $       20,000    $       20,000     $       20,000    $      20,000

    The Partnership's trade receivables and payables, and debt maturing within one year are short term in nature. Accordingly, these instruments' carrying value approximates fair value. The fair values of foreign exchange-forward contracts are determined using quoted market prices. The fair value of the credit facility and term loans is considered to be equivalent to the carrying value as the interest rates are based upon variable rates. A discounted future cash flows method is used to determine the fair value of the fixed and floating rate notes.

                               CELLCO PARTNERSHIP
                            (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                              (Dollars in Millions)

    Interest Rate Swaps

    The Partnership uses interest rate swap contracts to manage market risk and reduce its exposure to fluctuations in interest rates on its variable rate debt. Interest rate swaps allow the Partnership to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to it if fixed rate borrowings were made directly. These swaps do not involve an exchange of the underlying principal amount. The Partnership's use of interest rate swaps is limited; an insignificant portion of its variable rate debt portfolio is hedged. The Partnership maintained two interest rate swap agreements, one expired in 2000 and the other in August 2001, with an aggregate notional amount of $40. The effect of these agreements was to limit the interest rate exposure to 5.73% on $10 and 5.76% on $30 of the revolving credit facility.

    Periodic payments and receipts under the interest rate swaps are recorded as part of interest expense. The related amount payable to, or receivable from, the counterparty is included in accrued interest payable or other current assets in the consolidated balance sheets. The fair value of the interest rate swaps is not recognized in the consolidated statements of operations as they are accounted for as hedges. If the interest rate swaps cease to qualify as a hedge, any subsequent gains and losses would be recognized in the statement of operations.

    The Partnership was subject to credit risk in the event of nonperformance by the counterparty to the interest rate swap agreements.

    Derivatives

    The Partnership maintains foreign exchange-forward contracts to hedge foreign currency transactions; specifically Japanese Yen denominated capital lease obligations. As a result of the Partnership's acquisition of Vodafones's 50% ownership interest in PrimeCo (see Note 1), the Partnership has approximately $156 of foreign exchange contracts outstanding relating to foreign currency denominated capital lease obligations at December 31, 2001. The contracts are designated as cash flow hedges and expire at various dates from August 31, 2002 through April 11, 2005. The foreign exchange-forward contracts generally require the Partnership to exchange U.S. dollars for Yen at maturity of the Japanese Yen denominated obligations, at rates agreed to at inception of the contracts.

    The Partnership could be at risk for any currency related fluctuations if the counterparties do not contractually comply. Should the counterparties not comply, the ultimate impact, if any, will be a function of the difference in the cost of acquiring Yen at the time of delivery versus the contractually agreed upon price.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivatives be measured at fair value and recognized as either assets or liabilities in the consolidated balance sheets. Changes in the fair values of derivative instruments not used as hedges will be recognized in earnings immediately. Changes in the fair values of derivative instruments used effectively as hedges of changes in cash flows will be recognized in other comprehensive income/(loss) and will be recognized in the consolidated statements of operations when the hedged item affects earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amended SFAS No. 133 to address certain implementation issues.

                               CELLCO PARTNERSHIP
                            (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                              (Dollars in Millions)

    The Partnership formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Partnership links hedges to specific assets or liabilities on the consolidated balance sheets, as appropriate.

    The Partnership also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are effective. Should it be determined that a derivative is not effective as a hedge, the Partnership will consider discontinuing the hedge accounting prospectively.

    Effective January 1, 2001, the Partnership adopted SFAS No. 133 and SFAS No.
138. The initial impact of adoption on the Partnership's consolidated financial statements was recorded as a cumulative transition adjustment. A charge of $4 was recorded to earnings as a cumulative effect of a change in accounting principle for derivatives not designated as hedges and a cumulative charge of $2 was recorded to other comprehensive income/(loss) for derivatives designated as cash flow-type hedges in our consolidated financial statements. The recognition of assets and liabilities in the consolidated balance sheets was immaterial.

    The ongoing effect of adoption on the Partnership's consolidated financial statements will be determined each quarter by several factors, including the specific hedging instruments in place and their relationships to hedged items, as well as market conditions at the end of each period. The impact for the year ended December 31, 2001 was a $4 loss for derivatives not designated as hedges. This loss was included in other, net in the consolidated statements of operations. The impact to other comprehensive income/(loss) for derivatives designated as cash flow-type hedges for the year ended December 31, 2001 was immaterial.

9.    Employee Benefits

    Pension and Postretirement Benefits:

    The Partnership operates the "Verizon Wireless Retirement Plan" and the "Retiree Medical, Dental and Life Plan," which consists of the former Upstate Cellular Network ("UCN") Pension Plan and AirTouch Pension Plan. These plans include a qualified pension plan, a nonqualified pension plan and a postretirement benefit plan. In accordance with the Alliance Agreement, all AirTouch pension plan assets and liabilities were transferred to the Partnership on January 1, 2001. The beginning balance of each plan's assets and obligations were determined under the purchase method of accounting.

    The following information summarizes activity in the pension and postretirement benefit plans:

                                                       Year Ended December 31, 2001
                                                 ----------------------------------------
                                                      Pension           Postretirement
                                                     Benefits              Benefits
                                                 ------------------    ------------------
     Benefit Cost
     Service cost                                 $             20      $              -
     Interest cost                                               5                     2
     Expected return on plan assets                            (12)                    -
     Recognized curtailments gain                               (5)                    -
                                                 ------------------    ------------------
     Net periodic benefit cost                    $              8      $              2
                                                 ==================    ==================

                               CELLCO PARTNERSHIP
                            (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                              (Dollars in Millions)

                                                                          Pension             Postretirement
                                                                          Benefits               Benefits
                                                                       -----------------     -----------------
                                                                             2001                  2001
                                                                       -----------------     -----------------
     Benefit Obligation
     Benefit obligation at January 1                                   $             75      $             23
     Service cost                                                                    20                     -
     Interest cost                                                                    5                     2
     Actuarial loss, net                                                             11                     1
     Benefits paid                                                                  (14)                   (1)
     Curtailments                                                                    (5)                    -
                                                                       -----------------     -----------------
     Benefit obligation at December 31                                 $             92      $             25
                                                                       -----------------     -----------------

     Change in Plan Assets
     Fair value of plan assets at January 1                            $            144      $              -
     Actual return on plan assets                                                    (7)                    -
     Employer contributions                                                           1                     -
     Benefits paid                                                                  (14)                    -
                                                                       -----------------     -----------------
     Fair value of plan assets at December 31                          $            124      $              -
                                                                       -----------------     -----------------

     Funded Status
     Funded status at December 31                                      $             32      $            (25)
     Unrecognized net actuarial loss                                                 30                     1
                                                                       -----------------     -----------------
     Net amount recognized at December 31                              $             62      $            (24)
                                                                       =================     =================

     Amounts recognized in the December 31 Consolidated
       Balance Sheet consist of:
     Prepaid pension costs                                             $             66      $              -
     Employee benefit obligation                                                     (4)                  (24)
                                                                       -----------------     -----------------
     Net amount recognized                                             $             62      $            (24)
                                                                       =================     =================

    The actuarial assumptions used are based on market interest rates, past experience, and management's best estimate of future economic conditions. The weighted average assumptions used in determining expense and benefit obligations are as follows:

                                                      As of December 31,
                                                    -----------------------
                                                             2001
                                                    -----------------------

     Discount rate                                          7.25%
     Expected return on plan assets                         9.25%
     Rate of compensation increase                          5.50%

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

    For the postretirement health care benefit plan, the Partnership assumed a 10.0% weighted average annual health care cost trend rate for 2002, gradually declining to 5.0% in 2007 and beyond. Assumed health care trend rates have a significant effect on the amounts reported for the postretirement benefits. A one-percentage point change in the Partnership's healthcare cost trend rate would have the following effects:

                                                                                 One-Percentage Point
                                                                          ------------------------------------
                                                                             Increase            Decrease
                                                                          ----------------    ----------------
Effect on total of service and interest cost components                   $           0.2     $         (0.2)
Effect on postretirement benefit obligation                               $             2     $           (2)

    GTEW Benefit Plans:

    Upon completion of the Merger, the assets and obligations for benefits pertaining to GTE Corp's pension and postretirement plans remained with Verizon Communications. The plans include former employees of GTEW; therefore, the Partnership reimburses Verizon Communications for GTEW's share of the cost of these plans. Prior to January 2001, the allocation was based on GTEW's contribution to the GTE Corp. plans, representing an allocation of the GTE Corp's plans' assets and liabilities, based on the number and characteristics of GTEW's employees in relation to total GTE Corp. employees. The Partnership recognized pension expense of $16 and $2 for the years ended December 31, 1999 and 2000, respectively, and other postretirement benefit expense of $6 and $4 for the years ended December 31, 1999 and 2000, respectively.

    Beginning in 2001, the Partnership and Verizon Communications established a new billing agreement for the costs of providing pension and other postretirement benefits to former GTE Wireless employees for the period commencing January 1, 2001 and ending December 31, 2004. The allocation is based on the proportion of GTEW active salary and number of employees at the Partnership to the total Verizon Communications active salary and number of employees for Non-Network Services pension and postretirement plans, respectively, plus an additional $2 per year to cover the cost of the pension benefit improvement. The Partnership recognized pension and postretirement benefit expense of $11 for the year ended December 31, 2001 for former GTEW employees.

    Employee Savings and Profit Sharing Retirement Plans:

    The Partnership operates the Verizon Wireless Savings and Retirement Plan (the "VZW Plan") for the benefit of its employees. During 2000, the Partnership operated the Bell Atlantic Mobile Savings and Profit Sharing Retirement Plan (the "BAM Plan"). The BAM Plan was amended and restated effective January 1, 2001 and is now the VZW Plan. The BAM Plan and the VZW Plan provide that employees may make contributions and that the Partnership may make matching contributions as well as profit sharing contributions.

    Prior to 2001, employees of BAM were eligible to participate in the BAM Plan upon the first of the month following completion of 12 months of employment. Effective January 1, 2001, employees of the Partnership are eligible to participate as soon as practicable following their commencement of employment.

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

  Beginning in 2001, under the employee savings component of the VZW Plan, employees may contribute, subject to IRS limitations, up to a total of 16% of eligible compensation under Section 401(k) of the Internal Revenue Code of 1986, as amended. The Partnership matches 100% of the first 6% of an employee's contributions (75% in the case of former GTE employees who continue to participate in the GTE pension plan). The Partnership recognized approximately $70 of expense related to matching contributions for the year ended December 31, 2001. Prior to 2001, the Partnership made 2 types of matching contributions: fixed and variable. The fixed match was made at the rate of 50% of an employee's contributions up to 6% of eligible compensation. The variable match was determined at the sole discretion of the Human Resources Committee of the Board of Representatives (the "HRC"). The HRC declared variable matching contributions of 50% in each of the years ended December 31, 1999 and 2000. The Partnership recognized approximately $14 and $18 of expense related to fixed and variable matching contributions for 1999 and 2000, respectively.

  Beginning in 2001, under the retirement component of the VZW Plan the Partnership may elect, at the sole discretion of the HRC, to contribute an additional amount to the accounts of employees who have completed at least 12 months of service by December 1, 2001 in the form of a profit sharing contribution. The HRC declared a profit sharing contribution of 3% of employees' eligible compensation for 1999 and 2000 and 2% for 2001. The Partnership recognized approximately $10, $11 and $35 of expense related to profit sharing contributions for 1999, 2000 and 2001, respectively.

10.  Long-Term Incentive Plan

  The 2000 Verizon Wireless Long-Term Incentive Plan (formerly known as the Bell Atlantic Mobile 1995 Long-Term Incentive Plan) (the "Plan") provides compensation opportunities to eligible employees and other participating affiliates of the Partnership. The Plan provides rewards that are tied to the long-term performance of the Partnership. Under the former Plan, Contingent Value Appreciation Rights ("CVARs") were granted to eligible employees since 1995. A CVAR was a right to receive cash payment, upon exercise, equal to the appreciation in the fair market value of CVARs from the date granted to the exercise date. On November 1, 2000, all CVARs outstanding were converted to Value Appreciation Rights ("VARs") pursuant to the Plan. The outstanding CVARs were converted utilizing a conversion ratio representing the relationship of the fair value of a BAM CVAR to the fair value of a Verizon Wireless VAR.

  VARs reflect the change in the value of the Partnership, similar to stock options. Once VARs become vested, employees can exercise their VARs and receive a payment that is equal to the difference between the VAR price on the date of grant and the VAR price on the date of exercise, less applicable taxes. VARs are fully exercisable three years from the date of grant with a maximum term of 10 years. All VARs are granted at a price equal to the estimated fair value of the Partnership at the date of the grant. For purposes of valuing the VARs, the Partnership is subject to an appraisal annually. The aggregate number of VARs that may be issued under the Plan is 343,300,000.

  The Partnership accounts for VARs issued to employees as provided in APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations and follows the disclosure only provision of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Partnership records a charge or benefit in the consolidated statements of operations and comprehensive income each reporting period based on the change in fair value of the award during the period.

  Compensation expense resulting from the Plan was $32, $70 and $4 for the years ended December 31, 1999, 2000 and 2001, respectively.

                               CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

  Awards outstanding at December 31, 1999, 2000 and 2001 under the Plan are summarized as follows:

                                                                                 Weighted
                                                                                 Average
                                                                                 Exercise
                                                                                   Price              Vested
                                         CVARs*              VARs*               of VARs*             VARs*
                                      -------------      --------------         ----------        --------------
Outstanding, January 1, 1999              2,374,950
  Granted                                   828,300
  Exercised                                (401,450)
  Cancelled                                 (92,500)
                                      -------------
Outstanding, December 31, 1999            2,709,300
                                      -------------
  Granted                                   593,701          25,353,843         $    30.00
  Exercised                              (1,402,350)         (2,064,491)             13.05
  Cancelled                                 (31,115)           (145,263)             30.00
  Conversion                             (1,869,536)          4,741,143              18.54
                                      -------------      --------------
Outstanding, December 31, 2000                    -          27,885,232              29.31           2,218,305
                                      -------------      --------------
  Granted                                         -          54,600,530              17.33
  Exercised                                       -            (105,312)             12.91
  Cancelled                                       -          (2,728,248)             27.76
                                      -------------      --------------
Outstanding, December 31, 2001                    -          79,652,202         $    21.17           1,129,602
                                      =============      ==============

________________________
* The weighted average exercise price is presented in actual dollars; VARs and CVARs are presented in actual units.

     The following table summarizes the status of the Partnership's VARs as of December 31, 2001:

                                             VARs Outstanding                                 VARs Vested
                           ---------------------------------------------------      ---------------------------------
                                                Average            Weighted                               Weighted
                                               Remaining           Average                                Average
     Range of                                 Contractual          Exercise                               Exercise
   Exercise Prices             VARs           Life (Years)           Price             VARs                 Price
-----------------------    -------------    ----------------     -------------      -------------        ------------
  $ 9.23 - $14.79               614,266               4.90       $       11.30            614,266        $      11.30
  $14.80 - $22.19            52,240,209               8.73               16.76            478,166               17.15
  $22.20 - $30.00            26,797,727               8.60               30.00             37,170               30.00
                           ------------                                             -------------
  Total                      79,652,202                          $       21.17          1,129,602        $      14.39
                           ============                                             =============

  During 2000, the Partnership recorded a charge to operating expenses of approximately $38 in selling, general and administrative expenses related to the vesting of certain contingent value appreciation rights in accordance with the Plan, in connection with the closing of the AirTouch Properties acquisition. The vesting was triggered by a change of control provision as defined in the Plan.

                               CELLCO PARTNERSHIP
                            (d/b/a Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

11.      Income Taxes

    The provision for income taxes consists of the following:

                                                                 For the Years Ended December 31,
                                                        ----------------------------------------------------
                                                              1999               2000              2001
                                                        ----------------    --------------     -------------
    Current:
    Federal                                             $            103    $          158     $          83
    State and local                                                   23                52                28
                                                        ----------------    --------------     -------------
                                                                     126               210               111
    Deferred:
    Federal                                                           70               (38)              (38)
    State and local                                                   10               (23)              (11)
                                                        ----------------    --------------     -------------
                                                                      80               (61)              (49)
                                                        ----------------    --------------     -------------
    Provision for income taxes                          $            206    $          149     $          62
                                                        ================    ==============     =============

    A reconciliation of the income tax provision computed at the statutory tax rate to the Partnership's effective tax rate is as follows:

                                                                 For the Years Ended December 31,
                                                        ----------------------------------------------------
                                                              1999               2000              2001
                                                        ----------------    --------------     -------------
    Income tax provision at the statutory rate          $            398    $          587     $         478
    State income taxes, net of U.S. federal benefit                   22                19                16
    Amortization of goodwill                                          12                45                36
    Partnership income not subject to federal or
    state income taxes                                              (228)             (500)             (468)
    Other, net                                                         2                (2)                -
                                                        ----------------    --------------     -------------
    Provision for income tax                            $            206    $          149     $          62
                                                        ================    ==============     =============

    Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities.

    The significant components of the Partnership's deferred tax assets and (liabilities) are as follows:

                                                                                    December 31,
                                                                         -----------------------------------
                                                                               2000                2001
                                                                         ---------------    ----------------
    Deferred tax assets:
    Employee related expenses                                            $            27    $             20
    Bad debt                                                                          56                  61
    Accrued expenses                                                                  26                  26
    Gain on sale of assets                                                            20                  27
    Net operating loss carryover                                                      38                  66
    Other                                                                             18                  40
                                                                         ---------------    ----------------
           Total deferred tax assets                                     $           185    $            240
                                                                         ===============    ================
    Deferred tax liabilities:
    Property, plant and equipment                                                   (162)               (260)
    Intangible asset                                                              (2,290)             (2,189)
    Other                                                                           (121)               (108)
                                                                         ---------------    ----------------
           Total deferred tax liabilities                                $        (2,573)   $         (2,557)
                                                                         ===============    ================

    Net deferred tax asset-current                                       $             -    $            107
    Net deferred tax liability-non-current                               $        (2,388)   $         (2,424)

Net operating loss carryovers of $164 expire at various dates principally from September 30, 2018 through September 30, 2021.

                               CELLCO PARTNERSHIP
                            (d/b/a Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

12.    Leases

    Operating Leases

    The Partnership entered into operating leases for facilities and equipment used in its operations. Lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index as well as annual and end-of-lease term adjustments. For the years ended December 31, 1999, 2000 and 2001, the Partnership recognized a total of $160, $376 and $558, respectively, as rent expense related to payments under these operating leases, which was included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income.

    Capital Leases

    The Partnership has certain sales/leasebacks for network equipment which are accounted for as financings, whereby a sale was not recorded and a capital lease obligation was recorded for the proceeds received. The related depreciation of assets recorded under capital leases is included in depreciation and amortization in the accompanying consolidated statements of operations and comprehensive income.

    Future minimum payments under these and other capital lease obligations, a portion of which are payable in Japanese Yen, less imputed interest, and the aggregate future minimum rental commitments under noncancellable operating leases, excluding renewal options for the periods are as follows:

                                                                       Operating             Capital
    Years                                                                Leases               Leases
    -----                                                           -----------------    ----------------
    2002                                                            $            433     $             38
    2003                                                                         410                   45
    2004                                                                         396                   64
    2005                                                                         385                    8
    2006                                                                         367                    -
    2007 and thereafter                                                        1,746                    6
                                                                    -----------------    ----------------
    Total minimum payments                                          $          3,737                  161
                                                                    =================
             Less:  imputed interest                                                                   17
                                                                                         ----------------
    Obligations under capital leases                                                                  144
             Less:  current capital lease obligations                                                  38
                                                                                         ----------------
    Long-term capital lease obligations at December 31, 2001                             $            106
                                                                                         ================

                               CELLCO PARTNERSHIP
                            (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

13.   Other Transactions with Affiliates

    In addition to transactions with affiliates in Notes 7 and 9, other significant transactions with affiliates are summarized as follows:

                                                                 For the years ended December 31,
                                                          ------------------------------------------------
                                                              1999             2000              2001
                                                          ------------     -------------     -------------
Statement of Operations:
   Revenue related to transactions with affiliated
      companies                                           $         26     $         51      $         39
   Direct and office telecommunication charges            $        272     $        340      $        265
   Certain general and administrative expenses (a)        $         82     $        160      $         49
   Secondment agreement expenses (b)                      $          -     $        657      $          -
Balance Sheet:
   Amounts capitalized for construction of cell sites
      and other system property                           $         26     $          4      $          -

   ____________
   (a) In addition to recurring allocations, during 2000, the Partnership received an allocation of direct costs of approximately $46 in selling, general and administrative expenses from Verizon Communications. The charge related to severance costs and incentive stay agreements with employees of GTEW that were incurred in connection with the Merger. In 2001, the affiliate general and administrative expenses were the result of direct billings. Prior to 2001, expenses were allocated based on the percentage of time spent on wireless-related activities. The percentage used was determined by annual time studies. The Partnership believes these allocations were reasonable.

   (b) On April 3, 2000, Vodafone, Verizon Communications and the Partnership entered into an employee secondment agreement pursuant to which Vodafone agreed to loan approximately 14,000 of its employees to the Partnership until December 31, 2000. During the period, the loaned employees continued to be paid by Vodafone and performed services exclusively for the Partnership, which reimbursed Vodafone for their salaries, benefits and any relocation expenses. The Partnership reimbursed Vodafone $657 in 2000. All loaned employees became employees of the Partnership on January 1, 2001.

    Under the terms of the partnership agreement between Verizon Communications and Vodafone, the Partnership is required to make annual distributions to its partners to pay taxes. Additionally, the Partnership is required, subject to compliance with specified financial tests, to pay distributions to the partners based upon a calculation specified in the partnership agreement.

    Distributions were made to Verizon Communications for the year ended December 31, 1999 in the amount of $622. In accordance with the terms of the partnership agreement, during 2000 a $223 distribution was made to the partners for the period April through June 30, 2000. In February 2001, a $691 distribution was made to the partners for the period July through December 31, 2000. There have been no distributions made in respect of the 2001 calendar year due to the result of the financial tests mentioned above. Additionally, approximately $25 of proceeds related to the sale of an asset associated with an overlap property was received directly by Verizon Communications in December 2001 (see Note 4).

    Upon finalization of the disposition of certain overlap cellular properties, the Partnership may be required to make additional distributions or may receive additional contributions from Verizon Communications or Vodafone to reflect the proportionate ownership of the two partners in accordance with the Alliance Agreement. Management is unable to estimate the impact this may have on the financial position of the Partnership as negotiations between Verizon Communications and Vodafone regarding the finalization of the disposition of the overlap cellular properties is not complete.

                              CELLCO PARTNERSHIP
                            (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

14.      Valuation and Qualifying Accounts

                                          Balance        Additions charged    Write-offs,        Balance at
                                       at beginning             to              net of              end
                                        of the year         operations        recoveries          of year
                                       --------------    -----------------   --------------     -------------
Accounts Receivable Allowances:
      1999                             $          81     $          157     $       (154)      $         84
      2000                             $          84     $          470     $       (356)      $        198
      2001                             $         198     $          649     $       (523)      $        324
Inventory Allowances:
      1999                             $          15     $           14     $        (16)      $         13
      2000                             $          13     $           82     $        (74)      $         21
      2001                             $          21     $          124     $       (132)      $         13

15.      Commitments and Contingencies

    The Alliance Agreement contains a provision, subject to specified limitations, that requires Vodafone and Verizon Communications to indemnify the Partnership for certain contingencies, excluding PrimeCo contingencies, arising prior to the formation of Verizon Wireless.

    The Partnership is subject to several lawsuits and other claims including class actions, product liability, patent infringement, partnership disputes, and claims involving the Partnership's relations with resellers and agents. The Partnership is also defending lawsuits filed against the Partnership and other participants in the wireless industry alleging various adverse effects as a result of wireless phone usage. Various consumer class action lawsuits allege that the Partnership breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. These matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against the Partnership and/or insurance coverage. Attorney Generals in a number of states also are investigating certain sales, marketing and advertising practices.

    All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate liability with respect to these matters at December 31, 2001 cannot be ascertained. The potential effect, if any, on the consolidated financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

    In addition to the aforementioned matters, the Partnership is subject to various other legal actions and claims in the normal course of business. While the Partnership's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the combined financial position or operating results of the Partnership.

    On March 19, 2001, the Partnership awarded a three-year, approximately $5,000 supply contract to telecommunications equipment maker Lucent Technologies Inc. ("Lucent"). The contract will make Lucent the largest supplier of high-speed, high-capacity wireless infrastructure to the Partnership. Over the three-year contract, a minimum annual purchase threshold of $1,500 is required for the first two-years only. As of December 2001, the remaining commitment was approximately $3,300.

                              CELLCO PARTNERSHIP
                            (d/b/a/ Verizon Wireless)

                   Notes to Consolidated Financial Statements
                             (Dollars in Millions)

    FCC Auction

    On January 29, 2001, the bidding phase of the FCC re-auction of 1.9 GHz C and F block broadband PCS spectrum licenses, which began December 12, 2000, officially ended. The Partnership was the winning bidder for 113 licenses. The total price of these licenses was $8,781, $1,822 of which has already been paid and the balance of which will be paid when the FCC requires payment.

    There were no legal challenges to the Partnership's qualifications to acquire these licenses. However, most of the licenses that were reauctioned are the subject of pending litigation by the original licensees, NextWave Personal Communication Inc. and NextWave Power Partners Inc. (collectively "NextWave"), which have appealed to the federal courts the FCC's canceling NextWave's licenses and reclaiming the spectrum. In a decision on June 22, 2001, the U.S. Court of Appeals for the D.C. Circuit ruled that the FCC was not allowed to repossess the NextWave licenses. The FCC subsequently reinstated NextWave's licenses, but on October 19, 2001, the FCC filed a petition to the U.S. Supreme Court to reverse the U.S. Court of Appeals for the D.C. Circuit's decision. In early March 2002, the U.S. Supreme Court granted the FCC petition and agreed to hear the appeal. Substantially all of the Partnership's $8,781 license cost relates to the licenses subject to NextWave's appeal.

    Proposed Acquisition

    During the fourth quarter of 2000, the Partnership agreed to acquire the wireless business of Price Communications Corp. ("Price") in exchange for Verizon Wireless stock and the repayment by the Partnership of net debt. The transaction was conditioned upon completion of a Verizon Wireless initial public offering. The agreement permitted either party to terminate the agreement if the closing did not occur by September 30, 2001. Because that deadline was not met, the Partnership began discussing alternative forms of consideration and other terms with Price for acquiring Price's wireless business.

    On December 18, 2001, the Partnership and Price agreed to combine substantially all the assets of the business operations of Price Communications Wireless, Inc. and certain assets of the Partnership, in a transaction valued at $1,700, including $550 in net debt that will be assumed or redeemed. Under the terms of the transaction, Price Communications Wireless, Inc. and the Partnership will form a limited partnership, which will be controlled and managed by the Partnership, consisting of substantially all the assets of Price's wireless operations and certain assets of the Partnership. Price's partnership interest will be exchangeable into Verizon Wireless, if public, or Verizon Communications stock, subject to several conditions. The deal will expand the Partnership's footprint in the Southeastern U.S. and add approximately 560,000 customers. The Partnership expects to close the transaction during the third quarter of 2002, subject to Price stockholder approval and other customary closing conditions.

16.    Subsequent Events

    The Partnership signed definitive agreements, during the fourth quarter of 2001, to acquire certain Dobson Communications Corporation wireless operations in California, Georgia, Ohio, Tennessee and Arizona for approximately $550. These purchases closed in the first quarter of 2002.

    In January 2002, the Partnership acquired wireless licenses in South Carolina from Carolina PCS I Limited Partnership and its subsidiaries for approximately $105 in cash. The Partnership also expanded its service footprint throughout a seven-county area in Northern Alabama by acquiring the business assets of Alabama Wireless, Inc. for approximately $108 in cash.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 Verizon Communications Inc.
                                        ----------------------------------------
                                                       (Registrant)

Date:        May 22, 2002                         /s/ John F. Killian
     ------------------------------     ----------------------------------------
                                        John F. Killian
                                        Senior Vice President and Controller